Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 59 to Registration Statement No. 811-04861 on Form N-1A of our report dated February 22, 2007, relating to the financial statements and financial highlights of Fidelity Garrison Street Trust, including VIP Investment Grade Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust, for the year ended December 31, 2006 and to reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 30, 2007